Exhibit (d)(i)(i)

COHEN & STEERS PREFERRED SECURITIES AND INCOME FUND, INC.

280 Park Avenue

New York, New York 10017

April 30, 2010

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Preferred Securities and Income Fund, Inc. (“We”, “Us” or the “Company”) herewith confirms its agreement (the “Agreement”) pursuant to which Cohen & Steers Capital Management, Inc. (“You”) will waive certain of its fees and/or reimburse the Company for expenses incurred as follows:

1. Reference is made to the Investment Advisory Agreement, dated as of the same date as the Agreement, between the Company and You (the “Investment Advisory Agreement”).

2. Pursuant to Paragraph 6 of the Investment Advisory Agreement, We have agreed to pay You a monthly fee at an annualized rate of 0.70% of the Company’s average daily net assets (the “Investment Advisory Fee”).

3. Notwithstanding Paragraph 5 of the Investment Advisory Agreement, You agree that through April 30, 2011, You will waive all or a portion of the advisory fees payable to You with respect to the Company under the Investment Advisory Agreement, and to reimburse the Company for operating expenses that the Company incurs to the extent necessary to ensure that the Company’s Total Annual Operating Expenses (as used in Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), or any successor form thereto (“Form N-1A”)) (exclusive of acquired fund fees and expenses (as used in Form N-1A) and extraordinary expenses) do not exceed 0.85% for the Class A shares, 1.50% for Class C shares and 0. 50% for Class I shares, respectively.

4. Unless specified otherwise in a duly executed, written agreement between You and the Company, beginning with the period May 1, 2011 and thereafter, You shall be entitled to the Investment Advisory Fee as specified in Paragraph 2 and shall have no obligation to waive any portion of the Investment Advisory Fee and/or reimburse any of the Company’s expenses unless otherwise required by law or pursuant to a written duly executed agreement between the Company and You.

5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.

If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

Very truly yours,

COHEN & STEERS PREFERRED SECURITIES AND INCOME FUND, INC.

By:

Name:    Adam Derechin

Title:    President

Agreed to and Accepted as of the date

first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:

Name:    Francis C. Poli

Title:    EVP and General Counsel